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                                                                 EXHIBIT 5




                          [Dorsey & Whitney LLP letterhead]


The Board of Directors
Metris Companies Inc.
600 South Highway 169
Suite 1800
St. Louis Park, Minnesota  55426

         Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to Metris Companies Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to (i) the proposed issuance by the Company of $100,000,000 aggregate principal amount of the Company's 10% Senior Notes Due 2004 (the "New Notes") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $100,000,000 aggregate principal amount of the Company's outstanding 10% Senior Notes Due 2004 (the "Old Notes") and (ii) the guarantee (the "New Guarantee") of Metris Direct, Inc., a subsidiary of the Company (the "Guarantor"), which guarantees, on a senior basis, the Company's payment obligations under the New Notes, registered under the Securities Act, in exchange for the guarantee (the "Old Guarantee") which guarantees, on a senior basis, the Company's payment obligations under the Old Notes. The New Notes are issuable under an Indenture dated as of November 7, 1997 (the "Indenture") between the Company, the Guarantor and The First National Bank of Chicago, as Trustee (the "Trustee").

         We have examined such documents, including resolutions adopted by the Board of Directors of the Company on October 27, 1997, and resolutions, adopted by written consent by the Board of Directors of the Guarantor, dated October 28, 1997 (collectively, the "Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture incorporated by reference as Exhibits 4.1 to the Registration Statement.

         Based on the foregoing, we are of the opinion that:

         (1) The New Notes have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against surrender and cancellation of a like principal amount of Old Notes in the manner described in the Registration Statement, the New Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.


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The Board of Directors
Metis Companies Inc.
Page 2

         (2) The New Guarantee has been duly authorized by all requisite corporate action and, when executed as specified in the Indenture and delivered against surrender and cancellation of the Old Guarantee in the manner described in the Registration Statement, the New Guarantee will constitute the valid and binding obligation of the Guarantor, enforceable in accordance with its terms.

         The opinions set forth above are subject to the following qualifications and exceptions:

         (a) Our opinions in paragraphs (1) and (2) above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

         (b) Our opinions in paragraphs (1) and (2) above are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

         (c) In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of a series of New Notes and the delivery of the New Guarantee, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the New Notes and the New Guarantee, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of a series of New Notes and the New Guarantee will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company or the Guarantor with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or the Guarantor or any order of any court or governmental body having jurisdiction over the Company or the Guarantor.

         (d) Minnesota Statutes Section 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

         Our opinion expressed above is limited to the laws of the States of Minnesota and New York and the federal laws of the United States of America.

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         We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Validity of New Notes" contained in the Prospectus included therein.

Dated:  January 6, 1998

                                  Very truly yours,



                                  /s/ Dorsey & Whitney LLP
ECH